Exhibit 99.2

Foley Trasimene Acquisition Corp. Announces Closing of Initial Public Offering and Exercise of Underwriters’ Over-Allotment Option

LAS VEGAS - Foley Trasimene Acquisition Corp. (the “Company”) (NYSE: WPF.U) today announced the closing of its initial public offering of 103,500,000 units, which includes 13,500,000 units issued upon the exercise of the underwriters’ overallotment option, which has exercised in full, at a public offering price of $10.00 per unit. Each unit consists of one share of the Company’s Class A common stock and one-third of one warrant. Each whole warrant entitles the holder to one share of the Company’s Class A common stock at a price of $11.50 per share. The units are listed on the New York Stock Exchange (the “NYSE”) under the symbol “WPF.U”. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the NYSE under the symbols “WPF” and “WPF.WS,” respectively.

Sponsors of the Company are Bilcar FT, LP, an affiliate of Bilcar Limited Partnership, and Trasimene Capital FT, LP, an affiliate of Trasimene Capital Management, LLC, both led by William P. Foley, II. Credit Suisse Securities (USA) LLC and BofA Securities are acting as joint book-running managers for the offering.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained, for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus, when available, may be obtained for free from the offices of Credit Suisse, Attention: Prospectus Department, Eleven Madison Avenue, 3rd Floor, New York, NY 10010, telephone: (800)-221-1037 or by emailing: usa.prospectus@credit-suisse.com; or BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001 or by emailing: dg.prospectus_request@bofa.com.

Registration statements relating to the securities became effective on May 26, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Foley Trasimene Acquisition Corp.

Foley Trasimene Acquisition Corp. is a newly incorporated blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. For more information please visit https://www.foleytrasimene.com/.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Source: Foley Trasimene Acquisition Corp.

Contact

Jamie Lillis
Managing Director
Solebury Trout
203-428-3223
jlillis@soleburytrout.com